Exhibit 10.1

SUBSCRIPTION AND SUPPORT AGREEMENT dated as of July 15, 2014 (this “Agreement”), by and among BRITISH AMERICAN TOBACCO P.L.C, a public limited company incorporated under the laws of England and Wales (“BAT”), REYNOLDS AMERICAN INC., a North Carolina corporation (“Parent”) and, for purposes of Section 5.08(a) only, BROWN & WILLIAMSON Holdings Inc., a Delaware corporation and wholly owned Subsidiary of BAT (“Holdings”).

WHEREAS Parent, Lantern Acquisition Co., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Lorillard, Inc., a Delaware corporation (the “Company”), intend to effect a merger of Merger Sub with and into the Company pursuant to the agreement and plan of merger dated as of the date hereof (the “Merger Agreement”);

WHEREAS, Holdings owns, as of the date hereof, the number of shares of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”) set forth on Schedule B hereto (the “Owned Shares”); and

WHEREAS, on the terms and subject to the conditions set forth herein, BAT desires to (directly or indirectly through one or more of its wholly owned Subsidiaries designated by BAT (the “Designated Subsidiaries”)) subscribe for and purchase from Parent, and Parent desires to issue and sell to BAT (or the Designated Subsidiaries), a number of additional shares of Parent Common Stock that will be equal to the number of shares (rounded up to the next whole share) of Parent Common Stock that, when added to the number of shares of Parent Common Stock beneficially owned by BAT immediately prior to the Share Issuance will result in BAT owning 42.17832% of the shares of Parent Common Stock outstanding immediately after the Merger (after giving effect to the Share Issuance), as set forth in more detail on Schedule A attached hereto, as such amount may be adjusted pursuant to Section 2.03, the proceeds of which will be used by Parent to fund a portion of the Cash Consideration for the Merger and to pay transaction costs and other expenses ancillary to the Merger.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

As used in this Agreement, the following terms shall have the meaning ascribed to them below:

The term “Asset Purchase Agreement” shall mean the Asset Purchase Agreement dated as of the date hereof among Parent, Lignum-2, L.L.C., a Texas limited liability company (the “Acquiror”) and for purposes of certain provisions and as guarantor of the obligations of the Acquiror, Imperial Tobacco Group PLC (“Imperial”).

The term “BAT” shall have the meaning set forth in the heading of this Agreement.

The term “Closing” shall have the meaning set forth in Section 2.02 hereof.

The term “Closing Date” shall have the meaning set forth in Section 2.02 hereof.

The term “Company” shall have the meaning set forth in the recitals to this Agreement.

The term “Designated Subsidiaries” shall have the meaning set forth in the recitals to this Agreement.

The term “Holdings” shall have the meaning set forth in the heading of this Agreement.

The term “Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

The term “Merger Closing” shall mean the closing of the Merger as contemplated by the Merger Agreement.

The term “Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

The term “New Shares” shall have the meaning set forth in Section 2.01 hereof.

The term “Owned Shares” shall have the meaning set forth in the recitals to this Agreement.

The term “Parent” shall have the meaning set forth in the heading of this Agreement.

The term “Parent Common Stock” shall have the meaning set forth in the recitals to this Agreement.

The term “Per Share Purchase Price” shall have the meaning set forth in Section 2.01 hereof.

The term “Purchase Price” shall have the meaning set forth in Section 2.01 hereof.

The term “Share Purchase” shall have the meaning set forth in Section 2.01 hereof.

The term “Transfer” shall have the meaning set forth in Section 5.09 hereof.

The term “Voting Shares” shall have the meaning set forth in Section 5.08(a) hereof.

Capitalized terms used herein (including the recitals hereto) but not defined herein shall have the meanings set forth in the Merger Agreement.

ARTICLE II

Purchase of Parent Common Stock

SECTION 2.01. Purchase and Sale. (a) On the terms and subject to the conditions set forth in this Agreement, BAT hereby agrees to subscribe for and purchase (or BAT shall cause the Designated Subsidiaries to agree to subscribe for and purchase) at the Closing, and Parent hereby agrees to issue, sell and deliver to BAT (or the Designated Subsidiaries) at the Closing, a number of shares of Parent Common Stock (the “New Shares”) at a price per share (the “Per Share Purchase Price”, as such amount may be adjusted pursuant to Section 2.03), as set forth on Schedule A hereto (the “Share Purchase”), the aggregate amount of which shall be referred to herein as the “Purchase Price.”

(b) At the Closing, (i) Parent shall issue to BAT (or the Designated Subsidiaries) the number of New Shares set forth on Schedule A hereto, free and clear of any Liens, against delivery by Parent to BAT (or the Designated Subsidiaries) by electronic book-entry at The Depository Trust Company, registered in the name of BAT (or the Designated Subsidiaries), and released by Computershare Trust Company, N.A., Parent’s transfer agent, of such New Shares and (ii) BAT shall cause to be delivered to Parent the Purchase Price by wire transfer in immediately available funds to an account or accounts designated by Parent at least two Business Days before the Closing Date.

SECTION 2.02. The Closing. Subject to the provisions of Article VI, the closing (the “Closing”) of the Share Purchase will take place at the offices of Jones Day in New York, New York as soon as practicable after all of the conditions set forth in Article VI (other than conditions which by their terms are required to be satisfied or (to the extent permitted by Law) waived at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived by the party entitled to the benefit of the same, and which date shall be the same as the date of the Merger Closing (the “Closing Date”).

SECTION 2.03. Provisions to Prevent Dilution. In the event that, on or after the date hereof and prior to the Closing, Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Closing as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Per Share Purchase Price (as defined in Schedule A hereto) will be equitably adjusted to eliminate the effects of such event. On or after the date hereof and prior to the Closing, Parent will not take any of the actions specified in Section 5.01(a)(i) of the Merger Agreement (other than actions in respect of which an equitable adjustment to the Per Share Purchase Price is required by the preceding sentence) without BAT’s prior written consent.

ARTICLE III

Representations and Warranties of Parent

Parent represents and warrants to BAT as follows:

SECTION 3.01. Organization; Standing. Parent is a corporation duly incorporated and validly existing under the laws of the State of North Carolina.

SECTION 3.02. Authority; Execution and Delivery; Enforceability. Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to issue and sell the New Shares and consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by BAT, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.03. Capitalization. (a) The authorized capital stock of Parent consists of 1,600,000,000 shares of Parent Common Stock and 100,000,000 shares of Parent Preferred Stock. At the close of business on July 7, 2014, (i) 531,283,513 shares of Parent Common Stock were issued and outstanding, (ii) 1,000,000 shares of Series B Parent Preferred Stock were issued and outstanding, (iii) 4,703,316 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans in respect of outstanding awards and (iv) 34,116,111 shares of Parent Common Stock were reserved and available for issuance pursuant to the awards not yet granted under Parent Stock Plans. Except as set forth in this Section 3.03(a) (and other than (i) shares of Parent Common Stock to be issued pursuant to this Agreement and the Merger Agreement and (ii) shares of Parent Capital Stock that may be issued pursuant to the Rights Agreement), at the close of business on July 7, 2014, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on July 7, 2014 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock (i) in settlement of Parent Performance Shares or Parent DSUs or (ii) in lieu of Parent DSUs at the election of directors of Parent.

(b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all shares of Parent Common Stock constituting the New Shares will be, duly authorized, validly issued, fully paid and nonassessable, free and clear of any Liens and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Parent Articles, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound (other than rights granted pursuant to the Rights Agreement).

(c) Except as set forth in this Agreement, pursuant to the terms of the Merger Agreement, pursuant to obligations under the Rights Agreement and the rights issued in accordance with the Rights Agreement and pursuant to the Parent Stock Plans, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Parent or any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent, (ii) any warrants, calls, options or other rights to acquire from Parent, or any other obligation of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent, or (iii) any rights issued by or other obligations of Parent that are linked in any way to the price of any class of Parent Capital Stock, the value of Parent or any part of Parent or any dividends or other distributions declared or paid on any shares of capital stock of Parent. Other than (A) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (B) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards and (C) obligations under the Rights Agreement and the Governance Agreement, there are not any outstanding obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote.

SECTION 3.04. No Conflicts; No Violations. The execution and delivery by Parent of this Agreement does not, and the performance of its obligations hereunder, and the issuance and sale of the New Shares and the consummation of the other transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provision of, the Parent Articles or the Parent Bylaws or (ii) conflict with, or result in any violation of any provision of, subject to compliance with and filing under the HSR Act and the Exchange Act, any Judgment or Law, in each case, applicable to Parent or its properties or assets (assuming that the Parent Shareholder Approval is obtained), other than, in the case of clause (ii), any matters that, individually or in the aggregate, would not prevent or materially impede, interfere with, hinder or delay the consummation of the Share Purchase.

ARTICLE IV

Representations and Warranties of BAT

BAT represents and warrants to Parent as follows:

SECTION 4.01. Organization; Standing. BAT is a public limited company duly organized, validly existing and in good standing under the laws of England and Wales.

SECTION 4.02. Authority; Execution and Delivery; Enforceability. Each of BAT and the Designated Subsidiaries, as applicable, has all requisite corporate power and authority to execute and deliver this Agreement (to the extent a party hereto), to perform its obligations hereunder, to purchase the New Shares and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by BAT and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.03. No Conflicts; No Violations. The execution and delivery by BAT of this Agreement does not, and the performance of its obligations hereunder, the purchase of the New Shares by BAT or a Designated Subsidiary and the consummation of the transactions contemplated hereby, will not, (i) conflict with, or result in any violation of any provision of, the organizational documents of BAT or any such Designated Subsidiary or (ii) conflict with, or result in any violation of any provision of, subject to compliance with and filing under the HSR Act and the Exchange Act, any Judgment or Law, in each case, applicable to BAT, any such Designated Subsidiary or their respective properties or assets other than, in the case of clause (ii), any matters that, individually or in the aggregate, would not prevent or materially impede, interfere with, hinder or delay the consummation of the Share Purchase.

SECTION 4.04. Unregistered Shares. Subject to Section 8.01, BAT has been advised by Parent that (a) the offer and sale of the New Shares have not been registered under the Securities Act or any other applicable state, foreign or federal securities Laws; and (b) it may not sell or dispose of any such Parent Common Stock except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws. BAT (or, if applicable, the Designated Subsidiaries) is acquiring the New Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof.

SECTION 4.05. The Owned Shares.

(a) BAT (or one or more of its wholly owned Subsidiaries) is the record and beneficial owner of the Owned Shares, free and clear of any Lien and any other limitations or restrictions, and has full voting power and full power to issue instructions with respect to the matters set forth in Section 5.08(a) hereof, in each case with respect to all of the Owned Shares, subject to the requirements of applicable Laws, the terms of this Agreement and the provisions of the Governance Agreement. In connection with its acquisition of the New Shares, the only information furnished by Parent which has been relied on by BAT is that which is set forth or included in (i) the reports and other documents which have been filed with the SEC, (ii) the Transaction Agreements or (iii) the materials that have been distributed to the members of the board of directors of Parent.

(b) As of the date of this Agreement, the Owned Shares represent all of the shares of Parent Common Stock beneficially owned by BAT.

ARTICLE V

Covenants

SECTION 5.01. Use of Proceeds. Parent hereby agrees that the proceeds from the issuance and sale of the New Shares pursuant to this Agreement shall be used only to fund a portion of the Cash Consideration for the Merger and, in Parent’s sole discretion, transaction expenses and other costs ancillary to the Merger.

SECTION 5.02. Amendments to Merger Agreement. Parent hereby agrees that prior to the termination of this Agreement, Parent shall not (a) amend, modify or waive, grant any consent or extension in respect of, any material term or condition of the Merger Agreement without BAT’s prior written consent (which BAT shall provide, withhold or condition in its sole discretion) or (b) amend, modify or waive, grant any consent or extension in respect of, any term of the Merger Agreement that is not material without BAT’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, and without establishing a standard for materiality or an exclusive or exhaustive list, each of the conditions set forth in Article VII of the Merger Agreement and the provisions related to the amount of the Merger Consideration and the treatment of the Company equity-based awards in the Merger shall be deemed material for purposes of this Section 5.02.

SECTION 5.03. Amendments to Asset Purchase Agreement and Other Divestiture Agreements. Parent hereby agrees that prior to the termination of this Agreement, Parent shall not (a) (i) amend, modify or waive, grant any consent or extension in connection with, any material term or condition of the Asset Purchase Agreement or any Other Divestiture Agreement without BAT’s prior written consent (which BAT shall provide, withhold or condition in its sole discretion) or (ii) amend, modify or waive, grant any consent or extension in connection with, any term of the Asset Purchase Agreement or any Other Divestiture Agreement that is not material without BAT’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) or (b) agree, or permit its Subsidiaries to agree, to any terms or conditions of any Antitrust Divestiture/Restriction or any other action contemplated by clauses (i) through (iii) of Section 6.03(d) of the Merger Agreement that, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment without BAT’s prior written consent (which BAT shall provide, withhold or condition in its sole discretion). For the avoidance of doubt, and without establishing a standard for materiality or an exclusive or exhaustive list, the provisions in the Asset Purchase Agreement or Other Divestiture Agreements, as applicable, related to conditions to closing, consideration received by Parent and indemnification shall be deemed material for purposes of this Section 5.03.

SECTION 5.04. Required Actions. Each of BAT and Parent hereby agrees from and after the date hereof and until the earlier of the Closing Date and the termination of this Agreement to and to cause their respective subsidiaries to:

(a) use its reasonable best efforts to furnish to the other all reasonable assistance, cooperation and information required for a filing under the HSR Act relating to the transactions contemplated by this Agreement;

(b) give the other reasonable prior notice (and copies) of any registration, declaration, submission, notice or filing relating to any filings required under the HSR Act relating to the Transactions and, to the extent reasonably practicable, of any communication with any Government Entity regarding the Transactions, and permit the other to review, discuss in advance, and consider in good faith the views of, and, to the extent practicable and legally permissible, secure the participation of, the other in connection with any such registration, declaration, submission, notice, filing and communication;

(c) unless prohibited by applicable Law or by the applicable Government Entity, (A) to the extent reasonably practicable, give the other reasonable prior notice of its intent to participate in or attend any meeting, proceeding or engage in any conversation with respect to any Governmental Entity in respect of the Transactions, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting, proceeding or conversation and allow the other the opportunity to participate in any such meeting, proceeding or conversation, (C) in the event that the other is prohibited by applicable Law or by the applicable Government Entity from participating in such conversation, consult with, and keep the other reasonably apprised with respect thereto and (D) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to the Transactions, and in Parent’s case, furnish BAT with copies of all correspondence, filings and communications it receives from the Company or the Company’s Affiliates or their respective Representatives pursuant to Section 6.03(g)(vi) of the Merger Agreement, in each case, to the extent practicable and legally permissible and subject to redaction of competitively sensitive information, valuation material or information subject to attorney client privilege, as applicable; and

(d) furnish the other with copies of (including drafts as they become available), and give the other the opportunity to review and comment upon, any report or other form to be filed with the SEC or the UK Listing Authority with respect to the Transactions as well as any comments from or correspondence with the SEC or the UK Listing Authority relating thereto.

SECTION 5.05. Transaction Litigation. Subject to applicable Law, Parent shall keep BAT reasonably apprised of any action taken in the defense or settlement of any litigation against the Company or its directors or officers by a holder of securities of the Company relating to the Transactions to the extent Parent is aware of any such action.

SECTION 5.06. Takeover Statutes. BAT and the board of directors of BAT, and Parent and the board of directors of Parent, hereby agree to use their respective reasonable best efforts to (i) take all action reasonably appropriate to ensure that no state takeover statute or regulation is or becomes applicable to the issuance of the New Shares or the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the issuance of the New Shares pursuant to this Agreement or the other transactions contemplated by this Agreement, take all action reasonably appropriate to ensure that such issuance of the New Shares pursuant to this Agreement and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement.

SECTION 5.07. Public Announcements. (a) Parent and BAT hereby agree to use their respective reasonable best efforts to develop a joint communications plan and to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions (including any press release or public statement Parent receives from the Company pursuant to Section 6.08 of the Merger Agreement), and not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange (including the UK Listing Authority) or national securities quotation system (in such event, with prompt notice to the other party).

(b) BAT and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement or the other Transactions will be in the form heretofore agreed to by the parties. Notwithstanding the foregoing provisions of this Section 5.07, BAT and Parent may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

SECTION 5.08. Voting Agreements of BAT. From and after the date hereof and until the earlier of the Closing Date and the termination of this Agreement:

(a) at any meeting of the stockholders of Parent or in any other circumstance upon which a vote with respect to the Share Issuance is sought, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent or in any other circumstances in which the stockholders of Parent are entitled to vote, consent or give any other approval with respect to the Share Issuance, each of BAT and Holdings shall (or shall cause its wholly owned Subsidiaries that are the holders of record of the shares of Parent Common Stock on any applicable record date to) (i) appear at each such meeting in person or by proxy or otherwise cause all the shares of Parent Common Stock beneficially owned by it as of such record date (the “Voting Shares”) to be counted as present for purposes of calculating a quorum at such meeting and respond to each request by Parent for written consent, if any and (ii) vote or cause to be voted (including by written consent, if applicable) the Voting Shares, to the extent the Voting Shares may vote on the matter in question, (x) in favor of (A) granting the Parent Shareholder Approval and (B) subject to clause (ii)(y) of this Section 5.08(a), any proposal to adjourn or postpone the Parent Shareholders Meeting and (y) against any action or agreement that would reasonably be expected to, in any material respect, impede, interfere with or prevent the Share Issuance and the other Transactions as contemplated by the Transaction Agreements; and

(b) in the event that BAT becomes the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 5.08(a), then the terms of Section 5.08(a) shall apply to such other securities as though they were Voting Shares hereunder.

SECTION 5.09. Transfer. Prior to the earlier of the Closing Date and the termination of this Agreement and subject to applicable Laws and the provisions of the Governance Agreement, BAT agrees not to, and to cause its wholly owned Subsidiaries not to, directly or indirectly (A) sell, transfer, tender or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any or all of the Owned Shares to any Person other than to a Subsidiary of BAT or (B) grant any proxy, enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Owned Shares that conflicts or is inconsistent with this Agreement. Any action taken or attempted to be taken in violation of the preceding sentence will be null and void. BAT acknowledges and agrees that this Section 5.09 constitutes adequate and sufficient notice of the restriction on the Transfer of the Owned Shares as contemplated by Section 55-6-26 of the NCBCA and further agrees to provide such notice to each of its Subsidiaries who is the owner of record of Owned Shares.

SECTION 5.10. Capacity. Parent hereby acknowledges that BAT is making the agreements pursuant to Section 5.08 and Section 5.09 only in its capacity as a beneficial owner of Parent Common Stock and nothing herein shall limit or affect any actions taken by any individual in such individual’s capacity as a director of Parent, nor shall any action taken in any such individual’s capacity as a director be deemed a breach of this Agreement.

SECTION 5.11. Enforcement of Obligations under Merger Agreement, Asset Purchase Agreement and Other Divestiture Agreements. Parent hereby agrees that prior to the termination of this Agreement, Parent will use its reasonable best efforts to enforce (a) the Company’s obligations under the Merger Agreement, (b) Imperial’s and the Acquiror’s obligations under the Asset Purchase Agreement and (c) its counterparty’s obligations under any Other Divestiture Agreement.

ARTICLE VI

Conditions to Closing

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Share Purchase. The respective obligation of each party to effect the Share Purchase is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Satisfaction of Merger Conditions. All of the conditions set forth in Article VII of the Merger Agreement (other than conditions which by their terms are required to be satisfied or (to the extent permitted by Law) waived at the Merger Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same.

(b) Consummation of the Transactions Contemplated by the Merger Agreement. The Closing contemplated by the Merger Agreement (other than the Share Purchase contemplated by this Agreement) shall have been (or will substantially simultaneously with the transactions contemplated by this Agreement be) consummated.

(c) Regulatory Approvals. Any waiting period applicable to the Share Purchase under the HSR Act shall have been terminated or shall have expired.

SECTION 6.02. Condition to BAT’s Obligation to Effect the Share Purchase. The obligation of BAT to consummate the Share Purchase is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in Section 3.01, Section 3.02 and Section 3.03 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and the other representations and warranties of Parent contained in this Agreement that are qualified by “materiality” shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time and that are not qualified by “materiality” shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. BAT shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all respects all obligations required to be performed by it under Section 5.02 and Section 5.03 and in all material respects all obligations (other than those required under Section 5.02 and Section 5.03) required to be performed by it under this Agreement, in each case at or prior to the Closing Date, and BAT shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

SECTION 6.03. Condition to Parent’s Obligation to Effect the Share Purchase. The obligation of Parent to consummate the Share Purchase is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of BAT contained in Section 4.01 and Section 4.02 will be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, and the other representations and warranties of BAT contained in this Agreement that are qualified by “materiality” shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time and that are not qualified by “materiality” shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. Parent shall have received a certificate signed on behalf of BAT by an executive officer of BAT to such effect.

(b) Performance of Obligations of BAT. BAT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of BAT by an executive officer of BAT to such effect.

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) automatically upon the termination of the Merger Agreement in accordance with its terms;

(b) by BAT, if:

(i) Parent breaches or fails to perform any of its covenants or agreements set forth in Section 5.02 or Section 5.03 of this Agreement; or

(ii) Parent breaches or fails to perform any of its covenants or agreements contained in this Agreement (other than those contained in Section 5.02 or Section 5.03), or if any of the representations or warranties of Parent contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth Section 6.02(a) or Section 6.02(b) and (B) is not capable of being cured; or

(c) by Parent, if:

(i) BAT materially breaches or fails to perform any of its covenants or agreements contained in this Agreement, which breach or failure is not capable of being cured; or

(ii) any of the representations or warranties of BAT contained herein fails to be true and correct, which failure (A) would give rise to the failure of a condition set forth in Section 6.03(a) and (B) is not capable of being cured.

The party desiring to terminate this Agreement pursuant to clause (b) or (c) of this Section 7.01 will give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision of this Agreement pursuant to which such termination is effected. Parent and BAT shall deliver any such notice, in addition to any other notice delivered under this Agreement, to the Company pursuant to the procedures specified in Section 9.02 of the Merger Agreement.

SECTION 7.02. BAT Expenses. (a) In the event that the Merger Agreement or the Asset Purchase Agreement has been terminated and Parent receives a Company Termination Fee or Imperial Termination Fee (as defined in the Asset Purchase Agreement), as applicable, Parent shall promptly, but in no event later than three Business Days after receipt of such Company Termination Fee or Imperial Termination Fee, as applicable, and written documentation, reasonably satisfactory to Parent, of BAT’s reasonable out-of-pocket costs and expenses, pay at the direction of BAT (i) in the case of the Company Termination Fee, the lesser of (A) all of the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by BAT in connection with the Transactions and (B) $30,000,000, and (ii) in the case of the Imperial Termination Fee, the lesser of (A) all of the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by BAT in connection with the Transactions and (B) $8,500,000.

(b) Parent and BAT acknowledge and agree that the agreements contained in Section 7.02(a) are an integral part of the transactions contemplated by this Agreement, and accordingly, if Parent fails promptly (subject to BAT’s provision of written documentation as provided in Section 7.02(a)) to pay the amounts due pursuant to Section 7.02(a) and, in order to obtain such payment, BAT commences an Action that results in a Judgment in its favor for such payment, then Parent will pay to BAT such payment and BAT’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made hereunder until the date of payment at the prime rate in effect on the date such payment was required to be made.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Governance Agreement. Each party hereto acknowledges and agrees that (a) neither the Governance Agreement nor any provision thereof is modified, amended or waived by anything contained in this Agreement or any other Transaction Agreement or the consummation of any Transactions contemplated hereby and thereby, and (b) the Share Purchase is not restricted by Article IV of the Governance Agreement and the New Shares shall constitute “Registrable Securities” (as defined in and) under the Governance Agreement and BAT has the right to cause the registration of such New Shares subject to conditions set forth in Article III of the Governance Agreement. Notwithstanding clause (a) above, BAT, on behalf of itself and any of its Subsidiaries which are holders of Parent Common Stock, consents to the performance by Parent of its obligations under the Merger Agreement and the Asset Purchase Agreement, to the extent BAT’s consent is required therefor under the terms of the Governance Agreement.

SECTION 8.02. Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery) or by email to the respective parties at the following addresses or email addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.02):

(a) If to Parent, to it at the following address:

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27101

Attention: Martin L. Holton III

Email: holtonm@rjrt.com

with a copy to

Jones Day

222 East 41st Street

New York, New York 10017

Attention:	Jere R. Thomson
Randi C. Lesnick

Email:	jrthomson@jonesday.com
rclesnick@jonesday.com

(b) If to BAT, to it at the following address:

British American Tobacco p.l.c. Globe House 4 Temple Place London WC2R 2PG Attention: Robert Casey Email: Robert_Casey@bat.com with a copy to

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019
Attention:	Philip A. Gelston
Ting S. Chen

Email:	pgelston@cravath.com
tchen@cravath.com

SECTION 8.03. Amendment. Subject to Section 8.11, this Agreement may be amended, modified or waived only by a written instrument signed by Parent and BAT.

SECTION 8.04. Extension; Waiver. At any time prior to the Closing, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements of the other party contained in this Agreement or (d) waive the satisfaction of any of the conditions to the obligations of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

SECTION 8.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that BAT may assign its rights and obligations pursuant to this Agreement to any of its Subsidiaries so long as BAT continues to remain primarily liable for all of such rights and obligations as if no such assignment had occurred. Any purported assignment that does not comport with the foregoing sentence will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.06. Fees and Expenses. Subject to Section 7.02, each party shall bear its own fees and expenses and the expenses of its counsel in connection with the transactions contemplated by this Agreement.

SECTION 8.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

SECTION 8.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule or

Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.08 with respect thereto. Upon such determination that any term or other provision (or part thereof) is so invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.09. Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that the Share Issuance (to the extent required by the Laws of the State of North Carolina to be governed thereby) and matters relating to the conduct of directors of Parent, will be governed by, and construed in accordance with, the Laws of the State of North Carolina, without giving effect to any choice or conflicts of laws principles (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of North Carolina.

(b) Each party hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if such federal court declines to accept jurisdiction, any state court within the State of Delaware that has jurisdiction) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the court identified in the foregoing clause (i), (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the court identified in the foregoing clause (i), (iv) agrees that the other party will have the right to bring any Action for enforcement of a judgment entered by the court identified in the foregoing clause (i), and (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the court identified in the foregoing clause (i) or that any such Action brought in such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees that this Agreement (A) involves at least $100,000.00, and (B) has been entered into by the parties hereto in express reliance upon 6 Del.C. 2708. Each party agrees (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any legal proceeding brought under this Agreement, and (2) that, to the fullest extent permitted by applicable Law, service of process in connection with any such proceeding may also be made on such party by prepaid certified mail to the address provided in Section 8.02 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such person personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each party that has not as of the date of this Agreement already duly appointed such an agent, does hereby appoint Corporation Service Company as such agent.

SECTION 8.10. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THE TRANSACTION AGREEMENTS OR ANY OF THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.

SECTION 8.11. Third Party Beneficiaries. Except as provided in this Section 8.11, the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights and remedies hereunder. The Company is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement (including pursuant to Section 8.12) in respect of, BAT’s agreement (a) to purchase the New Shares pursuant to, and in accordance with, Section 2.01, (b) to take (or refrain from taking) such actions as set forth in Section 5.08, including attending and voting, in person or by proxy, or otherwise causing to be voted, the Voting Shares at any meeting of Parent stockholders (or other circumstance at which a vote with respect to the Share Issuance is sought) pursuant to, and in accordance with, Section 5.08, and (c) to take (or refrain from taking) such actions set forth Section 5.09, including BAT’s agreement not to Transfer Owned Shares or grant proxies or enter voting arrangements in respect of Owned Shares, pursuant to, and in accordance with, Section 5.09, in each case subject to the terms and conditions of this Agreement. Without the prior written consent of the Company, (x) Sections 2.01, 5.08, 5.09 and this Section 8.11 may not be amended, modified or waived, (y) this Agreement may not be terminated by the mutual written consent of BAT and Parent and (z) no other amendment, modification or waiver, or grant of consent or extension in connection therewith, may be made to, or granted under, this Agreement that is inconsistent with the foregoing clauses (x) and (y).

SECTION 8.12. Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VII, the parties (and, for the avoidance of doubt, the Company in respect of those provisions of this Agreement to which it is a third party beneficiary pursuant to Section 8.11) will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

SECTION 8.13. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference will be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by both parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Reynolds American Inc.

By:	/s/ Susan M. Cameron
	Name:	Susan M. Cameron
	Title:	President and Chief Executive Officer

British American Tobacco p.l.c.

By:	/s/ Robert Casey
	Name:	Robert Casey
	Title:	Assistant General Counsel, Corporate

SOLELY FOR PURPOSES OF SECTION 5.08(a):

Brown & Williamson Holdings, Inc.

By:	/s/ Timothy Hazlett
	Name:	Timothy Hazlett
	Title:	President

SCHEDULE A

The number of New Shares to be purchased by, and issued to, BAT pursuant to Section 2.01 will be equal to the number of shares (rounded up to the next whole share) of Parent Common Stock that, when added to the number of shares of Parent Common Stock beneficially owned by BAT immediately prior to the Share Issuance, will result in BAT owning 42.17832% of the shares of Parent Common Stock outstanding immediately after the Merger (after giving effect to the Share Issuance), including the number of shares of Parent Common Stock issuable to the Company equity holders (including in respect of equity-based awards), beneficially owned by BAT on the Closing Date (after giving effect to the Share Issuance), and held by all other Persons.

Per Share Purchase Price:	$60.16

SCHEDULE B

Stockholder	Owned Shares

Brown & Williamson Holdings Inc.	223,334,019